Exhibit I

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-148995) of Honeywell International Inc. of our report dated July 10, 2009 relating to the financial statements of the Honeywell Puerto Rico Savings and Ownership Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Florham Park, New Jersey
July 10, 2009